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                                                                    Exhibit 99.3

             IN THE COURT OF CHANCERY OF DELAWARE NEW CASTLE COUNTY



----------------------------------------X
OMNICARE, INC.,
                Plaintiff,

         -vs.-

NCS HEALTHCARE, INC., JON H. OUTCALT,
KEVIN B. SHAW, BOAKE A. SELLS,
RICHARD L. OSBORNE, GENESIS HEALTH
VENTURES, INC., and GENEVA SUB, INC.,

                Defendants.

----------------------------------------X


                             FIRST AMENDED COMPLAINT

         Plaintiff Omnicare, Inc. ("Omnicare") alleges upon knowledge as to itself and its own acts and upon information and belief as to all other matters, as follows:

                              NATURE OF THE ACTION

         1. Pursuant to an Agreement and Plan of Merger by and among Genesis Health Ventures, Inc. ("Genesis"), Geneva Sub, Inc. ("Geneva Sub"), and NCS Healthcare, Inc. ("NCS"), dated as of July 28, 2002 (the "Genesis Merger Agreement"), NCS has agreed to merge with Geneva Sub (the "Proposed Genesis Merger"). Days before NCS entered into the Genesis Merger Agreement, under which stockholders would receive only about $1.60 per share in Genesis common stock, Omnicare made a substantially superior all-cash offer of $3.00 per share, but defendants Jon H. Outcalt, Kevin B. Shaw, Boake A. Sells, and Richard L. Osborne, members of NCS's board of directors (collectively, the "Director Defendants"), in violation of their fiduciary and statutory duties to NCS stockholders, declined even to consider that offer. Nor have they responded in any meaningful way to a cash tender offer Omnicare commenced on


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August 8, 2002 of $3.50 per share for all outstanding shares of NCS common stock. Moreover, they agreed to terms in the Genesis Merger Agreement that were intended to make it impossible for Omnicare's superior offer, or any other offer from any other bidder, to be accepted by NCS or its stockholders.

         2. The Genesis Merger Agreement substantially undervalues NCS. This merger is in fact a low premium acquisition of NCS for approximately half of what Omnicare had previously offered and even less than half of what it is currently offering.

         3. On July 26, 2002, prior to NCS's entry into the Genesis Merger Agreement, Omnicare, which has been attempting to negotiate an acquisition of NCS or its assets for a year, offered to acquire NCS for $3.00 per share in cash, with Omnicare assuming and/or retiring existing NCS debt. The Director Defendants never responded to that proposal, nor have they made any substantive response to Omnicare's new, higher offer of $3.50 per share in cash.

         4. Instead, in violation of their fiduciary obligations to NCS stockholders, the Director Defendants approved the Proposed Genesis Merger and the Genesis Merger Agreement, which provide NCS stockholders with less than half the value being offered by Omnicare. In further violation of their fiduciary obligations to NCS stockholders, they have also agreed to a host of onerous and draconian defensive measures with respect to the Proposed Genesis Merger that are disproportionate to any perceived threat posed to NCS and that effectively preclude acceptance of any superior bid, including the premium offer made by Omnicare.

         5. Specifically, Defendants have attempted to structure the Genesis Merger Agreement so that the stockholders will theoretically have the opportunity to vote on it, while making the outcome of that vote a foregone conclusion.

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         6. The Genesis Merger Agreement is premised upon the concept that
Messrs. Outcalt and Shaw control sufficient voting strength to ensure approval because, while holders of Class A shares are allowed one vote per share, holders of Class B shares (principally Mr. Outcalt, with 3,476,086 such shares, and Mr. Shaw, with 1,141,134) are allowed ten votes per share. Defendants have attempted to guarantee such approval by means of voting agreements executed in conjunction with the Genesis Merger Agreement, pursuant to which Messrs. Outcalt and Shaw have granted Genesis an irrevocable proxy to vote all their shares of Class B common stock (the "Locked-Up Shares") in favor of the Genesis Merger Agreement (the "Director Proxy Lock-Up"). While the Director Proxy Lock-Up is ostensibly terminable if the Genesis Merger Agreement is terminated, the Genesis Merger Agreement prohibits the Director Defendants from terminating the Genesis Merger Agreement prior to the stockholder vote to approve it (the "No Termination Provision").

         7. As explained below, the Director Proxy Lock-Up violates NCS's Amended and Restated Certificate of Incorporation ("the NCS Certificate") and, by transferring all control of their Class B shares, Messrs. Outcalt and Shaw have irrevocably converted their Class B shares into Class A shares. Nonetheless, as designed, the Director Proxy Lock-Up and the No Termination Provision constitute blatant violations of fiduciary duty which improperly seek to preclude any possibility of NCS stockholders receiving the benefit of superior offers.

         8. The Genesis Merger Agreement also prevents the Director Defendants from even considering alternative offers (the "No Shop Provision"). Specifically, they may not:

         (i) solicit, initiate, encourage (including by way of furnishing information), facilitate or induce inquiries with respect to any competing proposal;

         (ii) discuss, negotiate or furnish non-public information with respect to any competing proposal;

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         (iii)    approve, endorse or recommend any competing proposal; or

         (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or relating to any competing proposal.

         9. While the Genesis Merger Agreement purports to provide a "fiduciary out," it is a mere pretense. The Director Proxy Lock-Up is designed to ensure that the "out" can never actually be exercised and that no other offer, regardless of its superiority, can displace the collusive deal the Directors Defendants struck with Genesis.

         10. To clinch the coercive, onerous and preclusive effects of these actions, the Genesis Merger Agreement further provides that if the Proposed Genesis Merger does not obtain the required stockholder approval, thus preventing consummation of the merger (an unlikely event if the other provisions described above have their intended effect), NCS will face a $6 million penalty if it pursues any alternative acquisition within 12 months of the termination of the Genesis Merger Agreement (the "Break-Up Penalty"). This provision, while no more than a transparent attempt to prevent other bidders from offering NCS stockholders fair value for their shares, provides Genesis and Geneva Sub with a windfall, while betraying the interests of NCS stockholders by making it difficult for NCS to negotiate with third parties willing to offer NCS stockholders greater value than they will realize through the Proposed Genesis Merger.

         11. Thus, the Director Defendants, by agreeing to the Director Proxy Lock-Up, the No Termination Provision, the No Shop Provision, the Break-Up Penalty and the rest of the indisputably inferior terms offered by Genesis, have effectively abdicated their fiduciary duties to manage NCS and have impermissibly sought to lock NCS stockholders into a transaction that denies them anything close to fair value. In effect, they decided not only to take a "fiduciary holiday," but to put their fiduciary duties into permanent receivership.

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         12. Ultimately, however, this entire scheme must fail because it violates not only the Director Defendants' duties under Delaware law, but also the NCS Certificate, which prohibits Messrs. Outcalt and Shaw as Class B stockholders from transferring their voting power to Genesis and provides that, as a result of their doing so, those Class B shares (having ten votes per share) automatically and irrevocably converted into Class A shares (having one vote per share).

         13. Accordingly, Omnicare brings this action to secure (i) declaratory relief with respect to the illegal Director Proxy Lock-Up and (ii) declaratory and injunctive relief against the Director Defendants' breaches of fiduciary duty and Genesis and Geneva Sub's aiding and abetting of such breaches.

                                     PARTIES

         14. Plaintiff Omnicare is a corporation organized and existing under the laws of the State of Delaware with its principal place of business in Covington, Kentucky. Omnicare is a leader in the institutional pharmacy business, with annual sales in excess of $2.1 billion during its last fiscal year. Omnicare is a stockholder of NCS.

         15. Defendant NCS is a corporation organized and existing under the laws of the State of Delaware with its principal place of business in Beachwood, Ohio. NCS is an independent provider of pharmacy and related services to long-term care and acute care facilities, including skilled nursing centers, assisted living facilities and hospitals.

         16. Defendant Jon H. Outcalt has been Chairman of the Board of NCS since 1986. As such, he owes fiduciary duties to NCS stockholders.

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         17. Defendant Kevin B. Shaw has been President, Secretary and a
Director of NCS since 1986, and Chief Executive Officer of NCS since 1995. As such, he owes fiduciary duties to NCS stockholders.

         18. Defendant Boake A. Sells has been a member of the Board since 1993. As such, he owes fiduciary duties to NCS stockholders. In addition to his director's fee, he has been receiving a $10,000 per month consulting fee from NCS.

         19. Defendant Richard L. Osborne has been a member of the Board since 1986. As such, he owes fiduciary duties to NCS stockholders.

         20. Defendant Genesis is a corporation organized and existing under the laws of the State of Pennsylvania with its principal place of business in Kennett Square, Pennsylvania.

         21. Defendant Geneva Sub, a wholly owned subsidiary of Genesis, is a corporation organized and existing under the laws of the State of Delaware. Geneva Sub was formed by Genesis to acquire NCS.

                                      FACTS

Omnicare's Attempts to Negotiate with NCS

         22. Since approximately April 2000, NCS has been in default under its senior credit facility. Thereafter, NCS elected not to make an interest payment due February 15, 2001 on its outstanding bonds and began a series of discussions with its banks and with a committee of bondholders (the "Ad Hoc Committee") regarding a possible restructuring of its debt.

         23. In July 2001, Omnicare President and CEO Joel F. Gemunder expressed an interest in acquiring NCS. Mr. Shaw responded that the Director Defendants would review Omnicare's interest. In a July 20, 2001 letter to the Director Defendants, Mr. Gemunder stated

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that Omnicare was prepared to offer approximately $225 million in cash to acquire NCS's assets, was willing to discuss the details of its proposal, and would need only limited due diligence.

         24. An August 9, 2001 letter from NCS's counsel directed Omnicare to conduct all further communications with NCS's advisors, rather than directly with NCS.

         25. On August 29, 2001, frustrated by the slow pace of negotiations with NCS's advisors, Omnicare sent NCS, the Ad Hoc Committee and their respective legal and financial advisors a written offer to pay $270 million in cash to acquire NCS, excluding cash and certain liabilities. Given NCS's then-existing financial situation, the proposal contemplated a purchase pursuant to Section 363 of the United States Bankruptcy Code, but Omnicare made clear that it was open to other alternatives. NCS never responded.

         26. In late September 2001, the parties' advisors agreed to the terms of a confidentiality agreement. Nonetheless, NCS never provided the detailed financial information that Omnicare needed (and repeatedly requested) to evaluate a transaction. Indeed, in October 2001, NCS's financial advisors proposed that Omnicare buy NCS, make a modest cash payment to stockholders and pay off bondholders at a modest discount to par, but NCS refused to provide the financial data Omnicare needed to analyze the proposal.

         27. Because NCS would not respond to Omnicare, Omnicare met in November 2001 with the Ad Hoc Committee and its financial and legal advisors to discuss Omnicare's interest in NCS. After the Ad Hoc Committee stated that it believed that it could obtain NCS's support for a transaction, Omnicare and the Ad Hoc Committee negotiated such a transaction over the ensuing months. However, those negotiations were unsuccessful, as NCS refused to participate directly or meaningfully in the process.

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The Omnicare Merger Proposal

         28. In July 2002, Omnicare began to suspect that NCS was negotiating with other parties. Accordingly, on July 26, 2002, Mr. Gemunder sent Mr. Outcalt a letter, with copies to the other Director Defendants, proposing a merger transaction in which Omnicare would pay NCS stockholders $3.00 per share in cash and assume and/or retire existing debt.

         29. On July 29, 2002, compelled by NCS's failure to respond, Mr. Gemunder sent another letter, which Omnicare made public, expressing disappointment that NCS continued to refuse to meet with Omnicare and noting that Omnicare's $3.00 per share offer represented more than four times NCS's current stock price, which was already at a two-year high.

         30. The letter pointed out that this proposal would provide an excellent opportunity to realize more value than was likely available in the marketplace.

         31. The letter further recited that Omnicare had secured its own Board's authorization, was prepared to negotiate quickly and execute a mutually acceptable definitive merger agreement and would need only confirmatory due diligence consisting of a review of certain non-public information typical for such a transaction. The letter stated that, with the Director Defendants' cooperation, an agreement could be executed in a week. To facilitate matters, Omnicare enclosed a draft merger agreement with customary provisions.

         32. Omnicare's proposal contained no financing contingency and -- consistent with Omnicare's belief that NCS stockholders should be able to choose a transaction providing the greatest value with no impediment to, or penalty for, that choice -- no request for voting agreements or a break-up fee that might deter other bids.

         33. The letter further stated as follows:

         In the context of a negotiated transaction, we are prepared to discuss all aspects of our proposal with you, including structure, economics and your

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                  views as to the proper roles for our respective management and employees in the combined company. We would also consider a stock transaction in order to allow NCS stockholders to share in the upside of the combined companies. With respect to structure, we would be willing to discuss acquiring the securities of NCS in a tender offer. We wish, and are prepared, to meet immediately with you and the other directors, management and advisors to answer any questions about our proposal and to proceed with negotiations leading to the execution of a definitive merger agreement

                  ....... We trust that you and the other members of the NCS
                  Board of Directors will give this proposal immediate and
                  serious consideration.......

         34. NCS never responded to that letter.

The Genesis Merger Agreement

         35. Indeed, on July 29, 2002, NCS announced that, on July 28, 2002, it had entered into the Genesis Merger Agreement. Under the terms of the Genesis Merger Agreement, each outstanding share of NCS would be exchanged for 0.1 of a share of Genesis. This offer purportedly represented a value of $1.60 per share of NCS stock at the time the transaction was announced (far less than the $3.00 per share in cash then being offered by Omnicare). The Director Defendants simply ignored Omnicare's all-cash proposal with a value of four times NCS's current stock price.

         36. As designed by Defendants, in flagrant violation of Delaware law and the NCS Certificate, the Genesis Merger Agreement and the associated Director Proxy Lock-Up would have the effect of locking up NCS for Genesis and precluding superior offers. The Director Proxy Lock-Up, for example, requires that Messrs. Outcalt and Shaw, who collectively held approximately 65% of the voting power of all NCS stockholders through their holdings of Class B common stock, (a) grant Genesis a proxy to vote their respective shares in favor of adoption and approval of the Proposed Genesis Merger and against proposals for other transactions, no matter how superior, and (b) not transfer their shares prior to consummation of

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the Proposed Genesis Merger. In addition, the No Shop Provision was designed to prevent the Director Defendants from even considering alternative offers.

         37. NCS's ability to negotiate with third parties willing to offer NCS stockholders greater value is further hampered by the requirement that NCS pay the $6 million Break-Up Penalty if it enters into an acquisition agreement with another company, if any such an acquisition is consummated, or if the Board recommends that NCS enter into such an agreement within 12 months of the termination of the Genesis Merger Agreement. This penalty amounts to an astounding 15% of the equity value of the transaction.

         38. The Director Proxy Lock-Up, the No Termination Provision, the No Shop Provision and the Break-Up Penalty (a) impede Omnicare's (and any other third party's) ability to conclude a merger with NCS for greater value than the Genesis Merger Agreement provides and, therefore, (b) are designed to preclude stockholder consideration of superior proposals to acquire NCS.

Events Subsequent to the
Announcement of the Genesis Merger Agreement

         39. By August 1, 2002, in light of the Director Defendants' continuing refusal even to respond to (let alone consider) its proposal, Omnicare reluctantly concluded that it had no choice but to commence this action to prevent ongoing irreparable injury to Omnicare and all other NCS stockholders.

         40. In a press release that day announcing Omnicare's intention to commence a tender offer for all outstanding shares of NCS common stock and to raise its offer to $3.50 per share in cash, Mr. Gemunder said,

         We are taking these steps after continued refusals by NCS to discuss Omnicare's offer to acquire the company. We believe that the board of directors of NCS has breached its fiduciary duties by entering into the Genesis agreement while they were fully aware of our superior offer.

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         Omnicare's offer will deliver more than twice the value to NCS stockholders, and the NCS board should not prevent their stockholders from accepting this offer.

         41. On August 8, 2002, Omnicare, through a wholly-owned subsidiary, commenced its tender offer for all outstanding shares of NCS common stock at $3.50 per share in cash.

         42. That same day, Mr. Gemunder sent the Director Defendants a letter stating that their refusal even to discuss Omnicare's offer and their apparent disregard of their fiduciary duties had left Omnicare no alternative but to take its offer directly to NCS stockholders. That letter reiterated that Omnicare would prefer to work with NCS toward a transaction maximizing value for stockholders, bondholders and creditors, and remained willing to discuss all aspects of its offer, including structure, price and type of consideration, and to execute a merger agreement substantially identical to the Genesis Merger Agreement, except that it would include neither a break-up fee, voting agreements nor any other feature designed to deter competing bids.

         43. Mr. Gemunder further noted that Omnicare could consummate such a transaction very quickly, and would need only matter of days to complete confirmatory due diligence if provided with reasonable access to certain customary non-public information.

         44. To date, Omnicare has received no response to that letter or to its tender offer other than a meaningless August 9, 2002 press release in which NCS states as follows:

         Omnicare's tender offer is under consideration by NCS HealthCare's Board of Directors. On or before August 22, 2002, NCS HealthCare will advise its stockholders of its position with respect to the tender offer, along with the reasons for its position. NCS HealthCare requests its stockholders to defer taking any action with respect to Omnicare's tender offer until they have been advised of NCS HealthCare's position.

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                                     Count I

                  Declaratory Judgment that the Director Proxy
                Lock-Up Violates the NCS Certificate and that the
               Locked-Up Shares Have Converted into Class A Shares
                            (Against All Defendants)

         45. Omnicare realleges each preceding allegation as if set forth fully herein.

         46. There exists an actual, substantial and immediate controversy within this Court's jurisdiction, resulting from the conduct alleged herein, which will be redressed by a judicial decision favorable to Omnicare and the other NCS stockholders.

         47. The Court, thus, may properly declare the rights, obligations and other legal relationships of the parties to this action with respect to the Director Proxy Lock-Ups, the status of the Locked-Up Shares and all other matters alleged herein.

         48. Section 7(a) of the NCS Certificate prohibits transfers of Class B shares, or any interest in those shares, to anyone, including Genesis, who is not a permitted transferee. Thus, Section 7(a) states as follows:

         no person holding any shares of Class B Common Stock may transfer, and the Corporation shall not register the transfer of, such shares of Class B Common Stock or any interest therein, whether by sale, assignment, gift bequest, appointment or otherwise.

         49. In violation of this provision, Messrs. Outcalt and Shaw entered into the Director Proxy Lock-Up and thereby (a) granted Genesis an irrevocable proxy, coupled with an interest, to vote their respective Class B shares (i.e., the Locked-Up Shares), and (b) agreed not to transfer their shares of NCS common stock prior to consummation of the Proposed Genesis Merger, which, in light of the No Termination Provision, would be a foregone conclusion. As a result, Messrs. Outcalt and Shaw have improperly transferred not only an interest in, but all meaningful indicia of ownership in and rights to, their Class B shares to Genesis.

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         50. That transfer automatically and irrevocably converted those Class B shares into Class A shares. Pursuant to Section 7(d) of the NCS Certificate:

         [a]ny purported transfer of shares from Class B Common Stock other than to a permitted transferee shall automatically, without any further act or deed on the part of the Corporation or any other person, result in the conversion of such shares into shares of Class A Common Stock. (emphasis added).

         51. Accordingly, Omnicare is entitled to a judgment declaring that Messrs. Outcalt and Shaw's grant of irrevocable proxies with respect to, and conveyance of interests (indeed, effectively their entire interests) in, their respective Class B shares violates Section 7 of the NCS Certificate and that, by operation thereof, the Locked-Up Shares have been irrevocably converted into Class A shares.

         52. Omnicare has no adequate remedy at law.

                                    COUNT II

                         Violation of 8 Del. C. 'SS' 141
                        (Against the Director Defendants)
                         (In the Alternative to Count I)

         53. Omnicare realleges each preceding allegation as if set forth fully herein.

         54. By virtue of their positions as directors of NCS, the Director Defendants owe duties to NCS stockholders pursuant to 8 Del. C. 'SS' 141, including, but not limited to, managing NCS's business and affairs and not taking steps to disable themselves from doing so.

         55. By agreeing to the terms of the Director Proxy Lock-Up and the Genesis Merger Agreement, the Director Defendants have surrendered any ability to fulfill these statutory duties to NCS and its stockholders.

         56. Their decisions with respect to the Director Proxy Lock-Up and the Genesis Merger Agreement constitute a series of deliberate actions undertaken for the purpose of disabling themselves from managing the business and affairs of NCS.

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         57. The Director Defendants have thus violated 8 Del. C.'SS' 141.

         58. Unless enjoined by this Court from taking further actions with respect to the Director Proxy Lock-Up and/or the Genesis Merger Agreement, the Director Defendants will continue to violate 8 Del. C.'SS' 141 to the detriment of NCS and its stockholders.

         59. Omnicare has no adequate remedy at law.

                                    COUNT III

                            Breach of Fiduciary Duty
                        (Against the Director Defendants)
                     (In the Alternative to Counts I and II)

         60. Omnicare realleges each preceding allegation as if set forth fully herein.

         61. By virtue of their positions as directors of NCS, the Director Defendants owe fiduciary duties to NCS stockholders including, but not limited to, considering and fully evaluating all offers for NCS, exercising due care in conducting NCS's affairs, not putting self-interest and personal or other consideration ahead of NCS stockholders' interests, and not taking unreasonable defensive measures that are disproportionate to any perceived threat posed to NCS.

         62. The decisions of the Director Defendants with respect to the Director Proxy Lock-Up and the Genesis Merger Agreement demonstrate a lack of good faith, could not have been based upon a reasonable inquiry, and unreasonably preclude Omnicare or any other third party from entering into an agreement offering NCS stockholders greater value than the Proposed Genesis Merger.

         63. The Director Defendants have breached their fiduciary duties by approving and agreeing to enter into the Genesis Merger Agreement, of which the Director Proxy Lock-Up is an essential component.

         64. In further breach of their fiduciary duties, they have also failed, in any meaningful way, even to consider Omnicare's superior offer.

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         65. The Director Defendants have willfully and purposely refused to explore Omnicare's bid, even when Omnicare specifically invited NCS representatives to engage in discussions with respect to that bid. The Director Defendants' willful blindness and refusal to fully inform themselves of Omnicare's superior offer constitutes a breach of the Director Defendants' fiduciary duties. Their belated, half-hearted assertion that they are now supposedly "considering" Omnicare's tender offer cannot mask the fact that they have already committed themselves to an alternative course of action that is intended to consign NCS stockholders to the vastly inferior offer put forward by Genesis.

         66. In further breach of their fiduciary duties, the Director Defendants waived, with respect to all transactions contemplated by the Genesis Merger Agreement, all protections afforded by the provisions of 8 Del. C. 'SS' 203 and any other state takeover law or state law limiting or restricting business combinations or the ability to acquire or vote shares.

         67. Unless enjoined by this Court, the Director Defendants will continue to breach their fiduciary duties to the detriment of NCS and its stockholders thereby preventing NCS stockholders from even considering potentially superior merger proposals, such as Omnicare's Proposal.

         68. Omnicare has no adequate remedy at law.

                                    COUNT IV

                  Aiding and Abetting Breach of Fiduciary Duty
                        (Against Genesis and Geneva Sub)
                     (In the Alternative to Counts I and II)

         69. Omnicare realleges each preceding allegation as if set forth fully herein.

         70. By virtue of their positions as directors of NCS, the Director Defendants owe NCS stockholders fiduciary duties.

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         71. The Director Defendants have breached those duties to the detriment of NCS stockholders.

         72. Genesis and Geneva Sub have aided and abetted these breaches. As direct participants in the Director Proxy Lock-Up and the Genesis Merger Agreement, Genesis and Geneva Sub purposefully, knowingly and substantially aided and abetted the Director Defendants in their breach of fiduciary duties by insisting upon and agreeing to the excessive and unreasonable features and penalty provisions of the Genesis Merger Agreement and the Director Proxy Lock-Up, which were designed by Genesis, Geneva Sub and NCS to interfere with Omnicare's or any other superior merger proposals.

         73. Unless enjoined, Genesis and Geneva Sub will continue to aid and abet the Director Defendants' breaches of fiduciary duties to NCS and its other stockholders.

         74. Omnicare has no adequate remedy at law.

                                     Count V

                     Declaratory Judgment that the Break-Up
               Penalty Is Unreasonable, Invalid and Unenforceable
                            (Against All Defendants)

         75. Omnicare realleges each preceding allegation as if set forth fully herein.

         76. There exists an actual, substantial and immediate controversy within this Court's jurisdiction, resulting from the conduct alleged herein, which will be redressed by a judicial decision favorable to Omnicare and the other NCS stockholders.

         77. The Court, thus, may properly declare the rights, obligations and other legal relationships of the parties to this action with respect to the Break-Up Penalty and all other matters alleged herein.

         78. By virtue of their positions as directors of NCS, the Director Defendants owe fiduciary duties to NCS stockholders including, but not limited to, considering and fully

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evaluating all offers for NCS, exercising due care in conducting NCS's affairs, not putting self-interest and personal or other consideration ahead of NCS stockholders' interests, and not taking unreasonable defensive measures that are disproportionate to any perceived threat posed to NCS.

         79. The decisions of the Director Defendants with respect to the Break-Up Penalty demonstrate a lack of good faith, could not have been based upon a reasonable inquiry, and unreasonably preclude Omnicare or any other third party from entering into an agreement offering NCS stockholders greater value than the Proposed Genesis Merger.

         80. The Director Defendants have breached their fiduciary duties by approving to the Break-Up Penalty.

         81. Accordingly, Omnicare is entitled to a judgment declaring that the Break-Up Penalty is unreasonable, invalid and unenforceable.

         82. Omnicare has no adequate remedy at law.

         WHEREFORE, Omnicare prays for judgment as follows:

         a. Declaring that the Director Proxy Lock-Up violates Section 7 of the NCS Certificate and by operation thereof the Locked-Up Shares have been irrevocably converted into Class A shares;

         b. In the alternative, declaring that the Director Defendants violated 8 Del. C. 'SS' 141 in agreeing to the terms of the Genesis Merger Agreement and the associated Director Proxy Lock-Up, and, therefore, that the Genesis Merger Agreement is null and void;

         c. In the alternative, preliminarily and permanently enjoining (i) NCS, the Director Defendants, Genesis, Geneva Sub, and their respective officers, directors, employees, agents and all persons acting on their behalf from taking further steps or any actions with respect to the Director Proxy Lock-Up and/or the Genesis Merger Agreement; and (ii) Genesis and

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Geneva Sub, and their respective officers, directors, employees, agents and all persons acting on their behalf from aiding and abetting the Director Defendants' breaches of their fiduciary duties;

         d. Declaring that the Break-Up Penalty is unreasonable, invalid and unenforceable; and

         e. Granting Omnicare such further relief as may be just and proper, including the costs and disbursements of this action and reasonable attorneys' fees.

                                    Respectfully submitted,
                                    POTTER ANDERSON & CORROON LLP

                                    By: /s/ Donald J. Wolfe, Jr.
                                    ------------------------------
                                             Donald J. Wolfe, Jr.
                                             Kevin R. Shannon
                                             Michael A. Pittenger
                                             John M. Seaman

                                    Hercules Plaza
                                    1313 N. Market Street
                                    P. O. Box 951
                                    Wilmington, DE 19899
                                    (302) 984-6000
                                    Counsel for Plaintiff Omnicare, Inc.

Of counsel:

Robert C. Myers
Seth C. Farber
James P. Smith III
David F. Owens
Melanie R. Moss
DEWEY BALLANTINE LLP
1301 Avenue of the Americas
New York, New York 10019-6092
Telephone (212) 259-8000

August 12, 2002

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